UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2005

TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (207) 761-8500

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     Effective March 1, 2005, TD Banknorth Inc. (“TD Banknorth”) adopted the 2005 Performance Based Restricted Share Unit Plan (the “RSU Plan”) and granted awards thereunder to executive officers of TD Banknorth. The RSU Plan was adopted pursuant to the provisions of the employment and retention agreements entered into among TD Banknorth and certain executive officers of TD Banknorth in connection with the acquisition of 51% of the outstanding common stock of TD Banknorth by The Toronto-Dominion Bank (“TD”), which was completed on March 1, 2005. These agreements were entered into in connection with the negotiation of the terms of the acquisition by TD and Banknorth Group, Inc. in order to increase the likelihood that these persons would remain in the employ of TD Banknorth following completion of the acquisition.

     The RSU Plan provides for the grant of restricted stock units in TD common shares which will vest over three years in accordance with the terms of the RSU Plan. Effective March 1, 2005, the Human Resources and Compensation Committee of the Board of Directors of TD Banknorth (the “Committee”), granted executive officers of TD Banknorth restricted stock units in TD common shares as required by the new employment and retention agreements. Restricted stock units with a grant date value equal to $6 million were granted to William J. Ryan, Chairman, President and Chief Executive Officer, restricted stock units with a grant date value equal to $3 million were granted to Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer, and restricted stock units with a grant date value equal to $2 million were granted to each of Stephen J. Boyle, Executive Vice President and Chief Financial Officer, David J. Ott, Senior Executive Vice President and Chief Banking Officer, Andrew W. Greene, Senior Executive Vice President, Wendy Suehrstedt, Executive Vice President and Chief Retail Banking Officer, John W. Fridlington, Executive Vice President and Chief Lending Officer, and Carol L. Mitchell, Executive Vice President, General Counsel and Secretary. These restricted stock units will vest based on the executive’s continued employment through the third anniversary of the completion of the acquisition, subject to earlier vesting upon termination of employment due to death, disability, involuntary termination other than for “cause,” as defined in the agreements, or voluntary termination by the executive for “good reason,” as defined in the agreements. However, even if the restricted stock units vest prior to the third anniversary of the completion of the acquisition, payment of the awards will be delayed until that third anniversary and will be contingent upon the executive’s compliance with the non-solicitation and non-competition provisions in the new agreements. The restricted stock units will be paid out in cash based on the closing price of the TD common shares on the third anniversary of the completion of the acquisition, unless the executive elects to defer the cash payment under the terms of a deferred compensation plan maintained by TD Banknorth. The cash amount payable in respect of the restricted stock units will be adjusted up or down, but not by more than 20%, to reflect the performance of TD Banknorth against an annual growth in operating earnings per share target established each year by the Committee, provided that such operating earnings per share target may not increase by more than 10% annually. Pursuant to the RSU Plan and related participation agreements, the operating earnings per share performance target and performance result will, in the discretion of the Committee, take into account adjustments for items like changes in accounting methodologies, merger and consolidation charges related to the acquisition and other acquisitions, extraordinary items and cost and revenue synergies between TD Banknorth and TD as determined by the Committee.

     The above description is qualified in its entirety by reference to the RSU Plan and form of related participation agreement, a copy of which is included as Exhibit 10 hereto.

Item 9.01 Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) The following exhibits are included with this Report:

Exhibit No.	Description
10	2005 Performance Based Restricted Share Unit Plan of TD Banknorth Inc., including the form of Participation Agreement attached as Annex A thereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD BANKNORTH INC.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill
Title: Senior Executive Vice President and
Chief Operating Officer

Date: March 7, 2005

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